As filed with the Securities and Exchange Commission on July 1, 2009
Registration No. 333-25261

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Otter Tail Corporation
(Exact name of registrant as specified in its charter)

Minnesota	27-0383995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(Address of principal executive offices)(Zip code)
OTTER TAIL POWER COMPANY
EMPLOYEE STOCK OWNERSHIP PLAN
(Full title of the plan)
George A. Koeck, Esq.
General Counsel and Corporate Secretary
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(Name and address of agent for service)
(866) 410-8780
(Telephone number, including area code, of agent for service)
Copy to:
Gary L. Tygesson, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-8753

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to that certain Registration Statement on Form S-8 (Reg. No. 333-25261) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Otter Tail Corporation, a Minnesota corporation (“Otter Tail Holding”), as the successor registrant to Otter Tail Corporation, a Minnesota corporation (“Predecessor Registrant”), to reflect a reorganization of the Predecessor Registrant into a holding company structure.
The new holding company structure was effected on July 1, 2009 pursuant to a merger (the “Merger”) implemented pursuant to Section 302A.626 of the Minnesota Business Corporation Act and a Plan of Merger among the Predecessor Registrant, Otter Tail Holding (formerly Otter Tail Holding Company, a Minnesota corporation and direct subsidiary of the Predecessor Registrant) and Otter Tail Merger Sub Inc., a Minnesota corporation and indirect subsidiary of the Predecessor Registrant and direct subsidiary of Otter Tail Holding (“Merger Sub”) whereby, among other things, the Predecessor Registrant was merged with Merger Sub and the Predecessor Registrant was the surviving corporation under the name “Otter Tail Power Company.”
As a result of the Merger, the Predecessor Registrant became a direct, wholly owned subsidiary of Otter Tail Holding and Otter Tail Holding is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act. Immediately following the Merger, Otter Tail Holding changed its name to Otter Tail Corporation.
In the Merger, each issued and outstanding common share of the Predecessor Registrant was converted into one common share of Otter Tail Holding, par value $5 per share, and each issued and outstanding cumulative preferred share of the Predecessor Registrant was converted into one cumulative preferred share of Otter Tail Holding having the same designations, rights, powers and preferences. In connection with the Merger, each person that held rights to purchase, or other rights to or interests in, common shares of the Predecessor Registrant under any stock option, stock purchase or compensation plan or arrangement of the Predecessor Registrant immediately prior to the Merger holds a corresponding number of rights to purchase, and other rights to or interests in, common shares of Otter Tail Holding, par value $5 per share, immediately following the Merger.
In accordance with paragraph (d) of Rule 414 under the Securities Act, Otter Tail Holding hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, as originally filed with the Securities and Exchange Commission (the “Commission”) by Otter Tail Corporation (the “Registrant”) or the Predecessor Registrant are hereby incorporated herein by reference:
(a)	the Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	the Predecessor Registrant’s Current Reports on Form 8-K filed on April 24, 2009, May 5, 2009, June 26, 2009 and July 1, 2009; and

(d)	the description of the Registrant’s Common Stock contained in any registration statement or report filed by the Predecessor Registrant under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.
     Article VIII of the Bylaws of the Registrant contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.
     Article X of the Restated Articles of Incorporation of the Registrant provides that a director shall not be liable to the Registrant or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.
     The Registrant has obtained insurance policies indemnifying the Registrant and the Registrant’s directors and officers against certain civil liabilities and related expenses.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Number	Description
3.1	Restated Articles of Incorporation of the Registrant (including resolutions creating outstanding series of Cumulative Preferred Shares) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

3.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

5.1*	Opinion of Dorsey & Whitney LLP.

23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney.

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on July 1, 2009.

OTTER TAIL CORPORATION
By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this registration statement has been signed on July 1, 2009 by the following persons in the capacities indicated.

Signature	Title

* John D. Erickson	President and Chief Executive Officer and Director (principal executive officer)

/s/ Kevin G. Moug Kevin G. Moug	Chief Financial Officer (principal financial and accounting officer)

* John C. MacFarlane	Chairman of the Board and Director

* Karen M. Bohn	Director

* Arvid R. Liebe	Director

* Edward J. McIntyre	Director

* Nathan I. Partain	Director

* Joyce Nelson Schuette	Director

* Gary J. Spies	Director

* James B. Stake	Director

* By:	/s/ Kevin G. Moug	Attorney-in-fact for the persons indicated above with an *
Kevin G. Moug
Pro Se and Attorney-in-Fact

EXHIBIT INDEX

Number	Description
3.1	Restated Articles of Incorporation of the Registrant (including resolutions creating outstanding series of Cumulative Preferred Shares) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

3.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of the Registrant filed with the Commission on July 1, 2009).

5.1*	Opinion of Dorsey & Whitney LLP.

23.1*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney.

*	Filed herewith.